Exhibit 10.1

FIRST AMENDMENT TO MASTER CREDIT FACILITY AGREEMENT

THIS FIRST AMENDMENT TO MASTER CREDIT FACILITY AGREEMENT (this “Amendment”) is made as of the 25th day of March, 2004 by and between (i) BRE-FMCF, LLC, a Delaware limited liability company (“Borrower”), and (ii) PRUDENTIAL MULTIFAMILY MORTGAGE, INC., a Delaware corporation (“Lender”).

RECITALS

A. Pursuant to that certain Master Credit Facility Agreement dated as of May 2, 2003 (the “Master Agreement”), Borrower and Lender agreed to the terms and conditions under which Lender would establish a credit facility in the original principal amount of $100,000,000 and make Advances to Borrower.

B. All of the Lender’s right, title and interest in the Master Agreement and the Loan Documents executed in connection with the Master Agreement or the transactions contemplated by the Master Agreement have been assigned to Fannie Mae pursuant to that certain Assignment of Collateral Agreements and Other Loan Documents, dated as of May 2, 2003 (the “Assignment”). Fannie Mae has not assumed any of the obligations of the Lender under the Master Agreement or the Loan Documents as a result of the Assignment. Fannie Mae has designated the Lender as the servicer of the Advances contemplated by the Master Agreement.

C. The parties are executing this Amendment pursuant to the Master Agreement to reflect (i) the addition of four (4) Mortgaged Properties commonly known as (a) Summerwind Townhome Apartments, (b) Regency Palm Court Apartments, (c) Windsor Court Apartments, and (d) Tiffany Court Apartments, each in California, to the Collateral Pool, (ii) an increase in the Variable Facility Commitment as set forth herein after, (iii) a decrease in the maximum amount by which the Commitment may be increased, and (iv) to modify the notice provisions as set forth hereinafter.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and agreements contained in this Amendment and the Master Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

Section 1. Addition of Mortgaged Property. The Mortgaged Properties commonly known as (a) Summerwind Townhome Apartments, (b) Regency Palm Court Apartments, (c) Windsor Court Apartments, and (d) Tiffany Court Apartments, are hereby added to the Collateral Pool under the Master Agreement.

Section 2. Exhibit A. Exhibit A to the Master Agreement is hereby deleted and replaced with the Exhibit A attached to this Amendment.

Section 3. Expansion. The Variable Facility Commitment shall be increased by $40,000,000 and the definition of Variable Facility Commitment is hereby replaced in its entirety with the following new definition:

“Variable Facility Commitment” means an aggregate amount of $140,000,000, which shall be evidenced by the Variable Facility Note in the form attached hereto as Exhibit C, plus such amount as Borrower may elect to add to the Variable Facility Commitment in accordance with Article 4, less such amount as Borrower may elect to convert from the Variable Facility Commitment to the Fixed Facility Commitment in accordance with Section 1.08, and less such amount by which Borrower may elect to reduce the Variable Facility Commitment in accordance with Article 5.

Section 4. Maximum Amount of Increase in Commitment. The increase in the Commitment will decrease the maximum amount of increase as set forth in Section 4.01(a) of the Master Agreement and that provision is hereby deleted from the Master Agreement and replaced in its entirety by the following:

Section 4.01(a). Maximum Amount of Increase in Commitment. The maximum amount by which the Commitment may be increased is $110,000,000, for a maximum total Commitment of $250,000,000.

Section 5. Redemption of Bonds; Termination of Regulatory Agreements. Borrower hereby represents to Lender that the proceeds from certain Series K bonds (the “Bonds”) had been lent to the then owners, and Borrower’s predecessors in interest (collectively, the “Owners”), of Summerwind Townhome Apartments, Regency Palm Court Apartments, and Windsor Court Apartments (collectively, the “Bond Properties”). In connection with the issuance of the Bonds, certain Regulatory Agreements dated as of July 1, 1985 (the “Regulatory Agreements”) were executed, delivered and recorded as encumbrances against the Bond Properties, as applicable.

Prior to the acquisition of the Bond Properties by Borrower, the Owners entered into that certain Payoff Procedures Agreement dated as of February 1, 2004 (the “Payoff Procedures Agreement”) whereby an escrow account was established to defease and redeem the Bonds, and the liens and mortgages securing the proceeds from the Bonds and encumbering the Bond Properties were released. Pursuant to the express terms of the Payoff Procedures Agreement, the Bonds shall be redeemed on or about April 1, 2004. Upon the redemption of the Bonds, Borrower represents and warrants to Lender that the Regulatory Agreements will terminate as to the Bond Properties, as applicable.

On or before April 15, 2004, Borrower shall cause the title company to remove the Regulatory Agreements from Lender’s title policy issued in connection with the closing of the Loan by an appropriate 110.1 endorsement. If Borrower shall fail to cause the removal of the Regulatory Agreements from Lender’s title policy as aforesaid, the same immediately shall constitute an Event of Default under the Master Agreement and the Loan Documents, thereby entitling Lender to any and all remedies available to Lender pursuant to the Master Agreement and the Loan Documents.

Section 6. Notices. Section 17.08 of the Master Agreement, as the same solely relates to the notice address for Fannie Mae and its copied party, is hereby deleted from the Master Agreement and replaced by the following:

As to Fannie Mae:	Fannie Mae
3939 Wisconsin Avenue, N.W.
Washington, D.C. 20016-2899
Attention: Vice President for
Multifamily Asset Management
Telecopy No.: (301) 280-2064

with a copy to:	Venable LLP
575 7th Street, N.W.
Washington, D.C. 20004
Attention: Lawrence H. Gesner, Esq.
Telecopy No.: (202) 344-8300

Section 7. Capitalized Terms. All capitalized terms used in this Amendment which are not specifically defined herein shall have the respective meanings set forth in the Master Agreement.

Section 8. Full Force and Effect. Except as expressly modified by this Amendment, all terms and conditions of the Master Agreement shall continue in full force and effect.

Section 9. Counterparts. This Amendment may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 10. Applicable Law. The provisions of Section 17.06 of the Master Agreement (entitled “Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial”) are hereby incorporated into this Amendment by this reference to the fullest extent as if the text of such provisions were set forth in their entirety herein.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER:

BRE-FMCF, LLC, a Delaware limited liability company

By:	BRE Properties, Inc., a Maryland corporation, its sole member

By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President,
Chief Financial Officer and Secretary

(Signatures continued on next page)

LENDER

PRUDENTIAL MULTIFAMILY MORTGAGE, INC., a Delaware corporation

By:	/s/ Sharon D. Singleton
Sharon D. Singleton
Vice President

5